Exhibit 10.1

CHANGE IN TERMS AGREEMENT

Principal	Loan Date	Maturity	Loan No.	Call/Coll	Account	Officer	Initials
$1,625,000.00	05-05-2008	02-04-2013	7015103	1E/45		CH

References in the boxes above are for Lender’s use only and do not limit the applicability of this document to any particular loan or item.  Any item above containing “***” has been omitted due to text length limitations

Borrower:	AWI GAMING, INC. P.O. Box 56 Lovelock, NV 89419	Lender:	GREAT BASIN BANK OF NEVADA Fallon Office 498 W. Williams Avenue Fallon, NV 89406

Principal Amount: $1,625,000.00	Interest Rate: 8.00%	Date of Agreement: May 5, 2008

DESCRIPTION OF EXISTING INDEBTEDNESS.  Promissory Note dated February 21, 2006 between Borrower and Lender in the principal amount of $1,500,000.00 and all subsequent modifications together with other previously signed documents that remain in effect.

DESCRIPTION OF COLLATERAL.  Borrower acknowledges this Note is secured by the following collateral described in the security instrument listed herein, all the terms and conditions of which are hereby incorporated and made a part of this Agreement:

(A)          A Deed of Trust dated February 21, 2006, Recorded February 28, 2006, Document Number 247484, to a trustee in favor of lender for all real property located at 1420 Cornell Avenue, Lovelock, Pershing County, Nevada.

(B)          A Commercial Security Agreement dated February 21, 2006 between Borrower and Lender, for all Furniture, Fixtures, Equipment, and all Gaming Equipment.

DESCRIPTION OF CHANGE IN TERMS.  Increase Loan Amount, payment amount and payment stream change.

PROMISE TO PAY.  AWI GAMING, INC. (“Borrower”) promises to pay to GREAT BASIN BANK OF NEVADA (“Lender”), or order, in lawful money of the United States of America, the principal amount of One Million Six Hundred Twenty-five Thousand & 00/100 Dollars ($1,625,000.00), together with interest at the rate of 8.000% per annum on the unpaid principal balance from May 5, 2008, until paid in full. The interest rate may change under the terms and conditions of the “INTEREST AFTER DEFAULT” section.

PAYMENT.  Borrower will pay this loan in 56 regular payments of $13,710.00 each and one irregular last payment estimated at $1,450,635.05. Borrower’s first payment is due June 4, 2008, and all subsequent payments are due on the same day of each month after that.  Borrower’s final payment will be due on February 4, 2013, and will be for all principal and all accrued interest not yet paid.  Payments include principal and interest.  Unless otherwise agreed or required by applicable law, payments will be applied first to any late charges; then to any accrued unpaid interest; and then to principal.  Interest on this loan is computed on a 365/360 simple interest basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.  Borrower will pay Lender at Lender’s address shown above or at such other place as Lender may designate in writing.

PREPAYMENT PENALTY; MINIMUM INTEREST CHARGE.  Borrower agrees that all loan fees and other prepaid finance charges are earned fully as of the date of the loan and will not be subject to refund upon early payment (whether voluntary or as a result of default), except as otherwise required by law.  In any event, even upon full prepayment of this Agreement, Borrower understands that Lender is entitled to a minimum interest charge of $15.00.  Upon prepayment of this Agreement, Lender is entitled to the following prepayment penalty: The Borrower may prepay up to 20% of the principal balance in any year without penalty.  Principal prepayments in excess of that amount shall be subject to a prepayment penalty equal to 2% of the excess the first year and 1% of the excess the second year.  Other than Borrower’s obligation to pay any minimum interest charge and prepayment penalty, Borrower may pay all or a portion of the amount owed earlier than it is due.  Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower’s obligation to continue to make payments under the payment schedule.  Rather, early payments will reduce the principal balance due and may result in Borrower’s making fewer payments.  Borrower agrees not to send Lender payments marked “paid in full”, “without recourse”, or similar language.  If Borrower sends such a payment, Lender may accept it without losing any of Lender’s rights under this Agreement, and Borrower will remain obligated to pay any further amount owed to Lender.  All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes “payment in full” of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to:

Great Basin bank of Nevada P.O. Box 2808 Elko, NV 89803

LATE CHARGE.  If a payment is 15 days or more late, Borrower will be charged 5.000% of the unpaid portion of the regularly scheduled payment or $15.00, whichever is greater.

INTEREST AFTER DEFAULT.  Upon default, including failure to pay upon final maturity, the interest rate on this loan shall be increased by 2.000 percentage points.  However, in no event will the interest rate exceed the maximum interest rate limitations under applicable law.

DEFAULT.  Each of the following shall constitute an Event of Default under this Agreement.

Payment Default.  Borrower fails to make any payment when due under the Indebtedness.

Other Defaults.  Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Agreement or in any of the Related Documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

False Statements.  Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower’s behalf under this Agreement or the Related Documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Insolvency.  The dissolution or termination of Borrower’s existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

Creditor or Forfeiture Proceedings.  Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the Indebtedness.  This includes a garnishment of any of Borrower’s accounts, including deposit accounts, with Lender.  However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

Events Affecting Guarantor.  Any of the preceding events occurs with respect to any Guarantor of any of the Indebtedness or any Guarantor dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any Guaranty of the Indebtedness evidenced by this Note.

Change in Ownership.  Any change in ownership of twenty-five percent (25%) or more of the common stock of Borrower.

Adverse Change.  A material adverse change occurs in Borrower’s financial condition, or Lender believes the prospect of payment or performance of the Indebtedness is impaired.

LENDER’S RIGHTS.  Upon default, Lender may declare the entire unpaid principal balance under this Agreement and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

ATTORNEYS’ FEES; EXPENSES.  Lender may hire or pay someone else to help collect this Agreement if Borrower does not pay.  Borrower will pay Lender that amount.  This includes, subject to any limits under applicable law, Lender’s attorneys’ fees and Lender’s legal expenses, whether or not there is a lawsuit, including attorneys’ fees, expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals.  If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.

GOVERNING LAW.  This Agreement will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of Nevada without regard to its conflicts of law provisions.  This Agreement has been accepted by Lender in the State of Nevada.

RIGHT OF SETOFF.  To the extent permitted by applicable law, Lender reserves a right of setoff in all Borrower’s accounts with Lender (whether checking, savings, or some other account).  This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future.  However, this does not include any IRA or Keogh accounts, any trust accounts for which setoff would be prohibited by law, or monies in any accounts that were received pursuant to the federal Social Security Act, including, without limitation, retirement and survivors’ benefits, supplemental security income benefits and disability insurance benefits.  Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the indebtedness against any and all such accounts.

COLLATERAL.  Borrower acknowledges this Agreement is secured by the following collateral described in the security instrument listed herein, all the terms and conditions of which are hereby incorporated and made a part of this Agreement:

(A)          A Deed of Trust dated February 21, 2006, Recorded February 28, 2006, Document Number 247484, to a trustee in favor of lender for all real property located at 1420 Cornell Avenue, Lovelock, Pershing County, Nevada.

(B)          A Commercial Security Agreement dated February 21, 2006 between Borrower and Lender, for all Furniture, Fixtures, Equipment, and all Gaming Equipment.

CONTINUING VALIDITY.  Except as expressly changed by this Agreement, the terms of the original obligation or obligations, including all agreements evidenced or securing the obligation (s}, remain unchanged and in full force and effect.  Consent by Lender to this Agreement does not waive Lender’s right to strict performance of the obligation(s) as changed, nor obligate Lender to make any future change in terms.  Nothing in this Agreement will constitute a satisfaction of the obligation(s).  It is the intention of Lender to retain as liable parties all makers and endorsers of the original obligation(s), including accommodation parties, unless a party is expressly released by Lender in writing.  Any maker or endorser, including accommodation makers, will not be released by virtue of this Agreement.  If any person who signed the original obligation does not sign this Agreement below, then all persons signing below acknowledge that this Agreement is given conditionally, based on the representation to Lender that the non-signing party consents to the changes and provisions of this Agreement or otherwise will not be released by it.  This waiver applies not only to any initial extension, modification or release, but also to all such subsequent actions.

SUCCESSORS AND ASSIGNS.  Subject to any limitations stated in this Agreement on transfer of Borrower’s interest, this Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns.  If ownership of the Collateral becomes vested in a person other than Borrower, Lender, without notice to Borrower, may deal with Borrower’s successors with reference to this Agreement and the Indebtedness by way of forbearance or extension without releasing Borrower from the obligations of this Agreement or liability under the Indebtedness.

MISCELLANEOUS PROVISIONS.  If any part of this Agreement cannot be enforced, this fact will not affect the rest of the Agreement.  Lender may delay or forgo enforcing any of its rights or remedies under this Agreement without losing them.  Borrower and any other person who signs, guarantees or endorses this Agreement, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor.  Upon any change in the terms of this Agreement, and unless otherwise expressly stated in writing, no party who signs this Agreement, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability.  All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender’s security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone.  All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made.  The obligations under this Agreement are joint and several.

Prior to signing this Agreement, Borrower read and understood all the provisions of this Agreement.  Borrower agrees to the terms of the Agreement.

CHANGE IN TERMS SIGNERS:

AWI GAMING, INC.

By:	/s/ John M. Salerno	By:	/s/ Bruce E. Dewing
	JOHN M. SALERNO, Secretary/ Treasurer of AWI GAMING, INC.		BRUCE E. DEWING, President of AWI GAMING, INC.

STATE OF NEVADA	}ss.
COUNTY OF PERSHING

This instrument was acknowledged before me on May 7th, 2008 by Bruce E. Dewing, who acknowledged to me, that he is the President of AWI Gaming, Inc.

/s/ Shelly Iniguez
NOTARY PUBLIC
[Notary Seal]	Notary Public in and for State of Nevada
My Commission Expires: July 11, 2011

STATE OF NEVADA	}ss.
COUNTY OF CLARK

This instrument was acknowledged before me on May 9th, 2008 by John M. Salerno, who acknowledged to me, that he is the Secretary/Treasurer of AWI Gaming, Inc.

/s/ Karen Marquardt
NOTARY PUBLIC
[Notary Seal]	Notary Public in and for State of Nevada
My Commission Expires: April 25, 2010